EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES NOVEMBER CASH DISTRIBUTION

Dallas, Texas, November 19, 2021 – Simmons Bank, as Trustee of the Cross Timbers Royalty Trust (NYSE:CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.073000 per unit, payable on December 14, 2021, to unitholders of record on November 30, 2021. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales Volumes (a)		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month Distribution	12,000	(153,000)	$65.42	($0.67)
Prior Month Distribution	(62,000)	8,000	$47.84	$26.98

(a)	Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

Current Month Distribution

XTO Energy has advised the Trustee that out of period adjustments made by a remitter in the New Mexico Royalty Interest net profits interests had a significant impact on the gas sales volume and average price reported in the November 2021 distribution. XTO Energy has advised the Trustee that the remitter has indicated there will be additional adjustments affecting future distributions.

Prior Month Distribution

XTO Energy has advised the Trustee that adjustments in the Texas Working Interest net profits interests had a significant impact on the oil sales volumes and average prices reported in the October 2021 distribution. XTO Energy advised the Trustee that these adjustments were primarily a timing issue due to the Texas Working Interest net profits interests having a reversal of sales from the oil purchaser for the North Cowden Unit. XTO Energy has also advised the Trustee that it expects to receive payment for these oil sales directly from the operator, once the operator has recorded the sales in their system. This timing issue increased the excess costs on the properties underlying the Texas Working Interest net profits interests approximately $3,643,000 (approximately $2,732,000 net to the Trust).

Excess Costs

XTO Energy has advised the Trustee that excess costs increased by $27,000 on properties underlying the Texas Working Interest net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyances. Underlying cumulative excess costs remaining on the Texas Working Interest net profits interests after the current month’s distribution total $6.3 million, including accrued interest of $520,000.

For more information on the Trust, please visit our web site at www.crt-crosstimbers.com.

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Contact:	Nancy Willis Vice President Simmons Bank, Trustee 855-588-7839